Exhibit 10.10

Essendant Inc. Executive Severance Plan

1.Severance Plan for Executives

The Essendant Inc. Executive Severance Plan as set forth herein (the “Plan”) is an amendment and restatement of the United Stationers Inc. Executive Severance Plan (the “Prior Plan”), intended to provide certain eligible employees of Essendant Inc., a Delaware corporation (hereinafter, together with its successors, referred to as “Holding”), Essendant Co., an Illinois corporation (hereinafter, together with its successors, referred to as the “Company”), and Essendant Management Services LLC, an Illinois limited liability company (hereinafter, together with its successors, referred to as “EMS”) (with Holding, the Company, EMS and their respective subsidiaries and affiliates, including the entity employing the Eligible Employee, and any successors thereto, hereinafter referred to as the “Companies”) severance benefits in the event of such employee’s Eligible Termination or Eligible Change of Control Termination under the terms and conditions set forth in the Plan. The Plan is intended to cover all Eligible Employees regardless of jurisdiction, but shall be subject to local laws and regulations and thereby tailored in its application, as required.

The Plan shall take effect on July 14, 2016 for Eligible Employees who were not covered by the Prior Plan, and on January 1, 2017 for Eligible Employees who, on July 14, 2016 were covered by the Prior Plan.

2.Key Definitions

a.

“Accrued Obligations” means, as of any date, the sum of an Eligible Employee’s accrued but unpaid base salary, accrued but unpaid annual bonus from a prior year, any accrued but unpaid vacation pay or PTO, unreimbursed expenses for which proper documentation is provided, and any other vested amounts and benefits that are to be paid or provided to the Eligible Employee by the Companies under any of the Companies’ employee plans (other than the Plan or any defined benefit or defined contribution plan, whether or not qualified under Section 401(a) of the Code), but which have not yet been paid or provided (as applicable).

b.“Board” means the Board of Directors of Holding.

c.“Cause” shall mean the Eligible Employee’s (i) conviction of, or plea of nolo contendere to, a felony (excluding motor vehicle violations); (ii) theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Companies; (iii) illegal use of drugs; (iv) material breach of this Plan or any employment-related undertakings provided in a writing signed by the Eligible Employee at any time; (v) gross negligence or willful misconduct in the performance of Eligible Employee’s duties; (vi) breach of any fiduciary duty owed to the Companies, including, without limitation, engaging in competitive acts while employed by the Companies; or (vii) the Eligible Employee’s willful refusal to perform the assigned duties for which the Eligible Employee is qualified as directed by the Board or the executive officer to whom the Eligible Employee directly reports (or as directed by the Board, in the case of the Chief Executive Officer of Holding or the Company; provided, that in the case of any event constituting Cause which is curable by the Eligible Employee, the Eligible Employee has been given written notice by the Companies of such event said to constitute Cause, describing such event in reasonable detail, and has not cured such action within thirty (30) days of such written notice as reasonably determined by the Chief Executive Officer of Holding. For purposes of this definition of Cause, action or inaction by the Eligible Employee shall not be considered “willful” unless done or omitted by the Eligible Employee (i) intentionally or not in good faith and (ii) without reasonable belief that the Eligible Employee’s action or inaction was in the best interests of the Companies, and shall not include failure to act by reason of total or partial incapacity due to physical or mental illness.

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d.“Change of Control” shall mean and include any of the following:

(i) Any “Person” (having the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d)(3)) has or acquires “Beneficial Ownership” (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the combined voting power of Holding’s then outstanding voting securities entitled to vote generally in the election of directors (“Voting Securities”); provided, however, that the acquisition or holding of Voting Securities by (A) Holding of any of its Subsidiaries, (B) an employee benefit plan (or a trust forming a part thereof) maintained by Holding or any of its Subsidiaries, or (C) any Person in which the Eligible Employee has a substantial equity interest shall not constitute a Change of Control. Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than the permitted amount of Voting Securities as a result of (D) the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued or (E) the acquisition of Voting Securities by Holding which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by such Person; provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the issuance of Voting Securities or the acquisition of Voting Securities by Holding, and after such issuance or acquisition, such Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the Voting Securities Beneficially Owned by such Person to more than 50% of the Voting Securities of Holding, then a Change of Control shall occur;

(ii) At any time during a period of two consecutive years, the individuals who at the beginning of such period constituted the Board (the “Incumbent Board”) cease for any reason to constitute more than 50% of the Board; provided, however, that if the election, or nomination for election by Holding’s shareholders, of any new director was approved by a vote of more than 50% of the directors then comprising the Incumbent Board, such new director shall, for purposes of this subsection (ii), be considered as though such person were a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of (A) either an actual “Election Consent” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board (a “Proxy Contest”), or (B) by reason of an agreement intended to avoid or settle any actual or threatened Election Contest or Proxy Contest;

(iii) Consummation of a merger, consolidation or reorganization or approval by Holding’s shareholders of a liquidation or dissolution of Holding or the occurrence of a liquidation or dissolution of Holding (“Business Combination”), unless, following such Business Combination: (A) the Persons with Beneficial Ownership of Holding, immediately before such Business Combination, have Beneficial Ownership of more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation (or in the election of a comparable governing body of any other type of entity) resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns Holding or all or substantially all of Holding’s assets either directly or through one or more subsidiaries) (the “Surviving Company”) in substantially the same proportions as their Beneficial Ownership of the Voting Securities immediately before such Business Combination, (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the initial agreement providing for such Business Combination constitute more than 50% of the members of the board of directors (or comparable governing body of a noncorporate entity) of the Surviving Company; and (C) no Person (other than Holding, any of its Subsidiaries or any employee benefit plan (or any trust forming a part thereof) maintained by Holding, the Surviving Company or any Person who immediately prior to such Business Combination had Beneficial Ownership of 30% or more of the then Voting Securities) has Beneficial Ownership of 30% or more of the then combined voting power of the Surviving Company’s then outstanding voting securities; provided, that notwithstanding this clause (C), a Change of Control shall not be deemed to occur solely because any Person acquired Beneficial Ownership of more than 30% of Voting Securities as a result of the issuance of Voting Securities by Holding in exchange for assets (including equity interests) or funds with a fair value equal to the fair value of the Voting Securities so issued; provided, however that a Business

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Combination with a Person in which the Eligible Employee has a substantial equity interest shall not constitute a Change of Control with respect to such Person; or

(iv) The closing of any assignment, sale, conveyance, transfer, lease or other disposition of all or substantially all of the assets of Holding to any Person (other than a Person in which the Eligible Employee has a substantial equity interest (in which case there shall not be a Change of Control with respect to such Person) and other than a Subsidiary of Holding or other entity, the Persons with Beneficial Ownership of which are the same Persons with Beneficial Ownership of Holding and such Beneficial Ownership is in substantially the same proportions), or the occurrence of the same.

e.“COBRA” means the continuation coverage required to be made available to terminating employees of the Companies pursuant to Section 4980B of the Code and Sections 601 through 608 of ERISA.

f.“Code” shall mean the Internal Revenue Code of 1986, as amended.

g.“Committee” shall mean the Human Resources Committee of the Board, which shall have the authority to delegate ministerial matters to employees who are not Eligible Employees.

h.“Effective Date” shall mean the applicable date the Plan takes effect with respect to an Eligible Employee.

i.“Eligible Employee” shall mean a regular full-time salaried employee of the Companies, or any of its affiliates, who does not have an individual employment agreement with the Companies, and who is a member of management and of the Senior Leadership Team of Holding.

j.“Eligible Change of Control Termination” shall mean during the Protection Period (i) an involuntary termination of an Eligible Employee’s employment without Cause; (ii) a voluntary termination by the employee for Good Reason but only to the extent the Eligible Employee’s termination occurs within two years following the initial existence of the condition giving rise to Good Reason.  An Eligible Employee shall not be deemed to have had an Eligible Change of Control Termination until such Eligible Employee has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h).  Moreover, the date of the Eligible Termination shall not be delayed beyond the date such a separation from service has occurred.

k.“Eligible Termination” shall mean (i) an involuntary termination of employment by reason of a reduction in force program, job elimination, or unsatisfactory performance in the execution of an Eligible Employee’s duties, or (ii) a voluntary termination by the Eligible Employee for Good Reason, but only to the extent the Eligible Employee’s termination occurs within two years following the initial existence of the condition giving rise to Good Reason.  An Eligible Termination shall not include (A) a unilateral resignation without Good Reason; (B) a termination by the Company for Cause; or (C) a termination occurring during the Protection Period.  An Eligible Employee shall not be deemed to have had an Eligible Termination until such Eligible Employee  has incurred a separation from service as defined in Treasury Regulation §1.409A-1(h).  Moreover, the date of the Eligible Termination shall not be delayed beyond the date such a separation from service has occurred.

l.“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

m.“Good Reason” shall mean any of the following:  (i) any material breach by the Companies of this Plan without Eligible Employee’s written consent, or (ii) without Eligible Employee’s written consent: (A) a material reduction in the Eligible Employee’s Base Salary, or (B) the relocation of the Eligible Employee’s principal place of employment more than fifty (50) miles from its location immediately prior to such relocation. Notwithstanding the above, the occurrence of any of the events described above will not constitute Good Reason unless the Eligible Employee gives the Companies written notice within thirty (30) days after the initial occurrence of any of such events that the Eligible Employee believes that such event constitutes Good Reason, and the Companies thereafter fail to cure any such event within sixty (60) days after receipt of such notice.

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n.“Protection Period” shall mean the two-year period following a Change of Control.

o.“Release Agreement” shall mean the Companies’ then-current standard form of release  which, if executed by the Eligible Employee, will acknowledge his or her termination of employment with the Companies and release the Companies from liability for any claims.

p.“Target Bonus Opportunity” shall mean the Eligible Employee’s target annual incentive amount under the Companies’ Annual Cash Incentive Award Plan (“CIP”) for the year in which the Eligible Termination occurs, or, if the target annual incentive for such year has been decreased from the prior year’s target annual incentive or has not been established as of the date of the Eligible Termination, then the target annual incentive for the prior year.

3.General Severance Benefits on an Eligible Termination.

Upon an Eligible Termination, the Eligible Employee shall be entitled to his or her Accrued Obligations.  In addition, in consideration of the Eligible Employee’s timely execution and non-revocation of a Release Agreement and the Restrictive Covenants Agreement in accordance with Section 5, the Eligible Employee shall be entitled to receive from the Companies benefits as set forth below. Unless otherwise noted, payments will be made in a lump sum on the 90th day following the employee’s Eligible Termination, or if earlier, on March 15 of the year following the year in which the Eligible Termination occurs.

a.Cash Severance: cash severance in the amount of the severance multiple shown in the table below, multiplied by the sum of the employee’s annual base salary (using the employee’s salary rate in effect at the time of termination, or, if greater, such salary rate in effect at any time in the 12 months prior to such termination) and Target Bonus Opportunity.  Such cash severance shall be paid in equal installments in the form of payroll continuation in accordance with the Company’s regular payroll periods, over a period equal to the applicable payment period shown in the following table.

Position	Severance Multiple	Payment Period
CEO of Holding or the Company	2.0	24 months
EVP/SVP/President of Holding	1.5	18 months

For the avoidance of doubt, if an individual listed in the table above is a party to an individual employment agreement with the Companies, then such individual shall not be eligible for benefits under this Plan and shall not be considered an Eligible Employee for purposes of the Plan.

b.Pro Rata Bonus: a bonus in an amount equal to the actual bonus which would have been payable under the CIP for the year of the Eligible Termination, based on actual performance, had such Eligible Employee remained employed through the end of the year of such termination, multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12. Such bonus shall be payable at the time otherwise payable under the CIP, had employment not terminated.

c.Welfare Benefits Continuation: provided the Eligible Employee timely elects COBRA coverage, an amount sufficient to cover the employer portion of medical benefits for a period of 18 months at the levels in effect for the Eligible Employee and his or her eligible dependents immediately prior to termination of employment.

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d.Outplacement Services: an amount sufficient to cover outplacement benefits for a period of 24 months, subject to a maximum amount of (i) $35,000 for Eligible Employees other than the CEO of Holding or the Company, and (ii) $60,000 for the CEO of Holding or the Company.  For the avoidance of doubt, if an individual described in the table above is a party to an individual employment agreement with the Companies, then such individual shall not be eligible for benefits under this Plan and shall not be considered an Eligible Employee for purposes of the Plan.

4.Change-of-Control Severance Benefits on an Eligible Change of Control Termination.

Upon an Eligible Change of Control Termination, the Eligible Employee shall be entitled to his or her Accrued Obligations.  In addition, in consideration of the Eligible Employee’s timely execution and non-revocation of a Release Agreement and the Restrictive Covenants Agreement in accordance with Section 5, the Eligible Employee shall be entitled to receive from the Companies benefits as set forth below. Unless otherwise noted, payments will be made in a lump sum on the 90th day following the employee’s termination:

a.Cash Severance: cash severance in the amount of the Severance Multiple shown in the table below, multiplied by the sum of the employee’s annual base salary and Target Bonus Opportunity;

Position	Severance Multiple	Payment Period
CEO of Holding or the Company	3.0	36 months
EVP/SVP/President of Holding	2.0	24 months

Notwithstanding the foregoing, if the events that constitute a Change of Control hereunder do not constitute a “change in control event” (as described in Treas. Reg. Section 1.409A-3(i)(5)(i)) with respect to Holding, the cash severance shall not be paid in a lump sum, but shall be paid in equal installments as compensation continuation, over the payment period indicated above, on the Company’s regular payroll dates.  For the avoidance of doubt, if an individual listed in the table above is a party to an individual employment agreement with the Companies, then such individual shall not be eligible for benefits under this Plan and shall not be considered an Eligible Employee for purposes of the Plan.

b.Pro Rata Bonus: a bonus in an amount equal to the Eligible Employee’s Target Bonus Opportunity multiplied by a fraction the numerator of which is the number of full months of employment during the calendar year of termination and the denominator of which is 12;

c.Welfare Benefits Continuation: provided the Eligible Employee timely elects COBRA coverage, an amount sufficient to cover the employer portion of medical benefits for a period of 18 months at the levels in effect for the employee and his or her eligible dependents immediately prior to termination of employment.

d.Outplacement Services: an amount sufficient to cover outplacement benefits for a period of 24 months, subject to a maximum amount of (i) $35,000 for Eligible Employees other than the CEO of Holding or the Company, and (ii) $60,000 for the CEO of Holding or the Company.  For the avoidance of doubt, if an individual described in the table above is a party to an individual employment agreement with the Companies, then such individual shall not be eligible for benefits under this Plan and shall not be considered an Eligible Employee for purposes of the Plan.

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e.Golden Parachute Excise Taxes: In connection with the excise tax imposed by Section 4999 of the Code, the Plan will provide for the “Best Net” so that Eligible Employee’s aggregate severance payments and benefits under the Plan (and all other plans, programs or arrangements providing benefits or payments that would be aggregated to determine whether the Code Section 4999 tax would apply) would be reduced (but not below $0) to $1.00 less than that amount which would trigger the Code Section 4999 excise tax if such reduction would result in such Eligible Employee receiving a greater after-tax benefit than Eligible Employee would receive if the full severance benefits (and all other payments and benefits aggregated therewith to determine whether the code Section 4999 tax would apply) were paid (i.e., the aggregate severance payments and benefits that Eligible Employee receives will be either the full amount of severance payments and benefits or an amount of severance payments and benefits reduced to the extent necessary so that the Eligible Employee incurs no excise tax, whichever results in the Eligible Employee receiving the greater amount, taking into account applicable federal, state and local income, employment and other applicable taxes, as well as the excise tax).  If requested by the Eligible Employee or the Companies, the determination of whether any reduction in payments or benefits to be provided under this Section 4 or otherwise is required pursuant to this Section 4(e) will be made by a national accounting firm selected and reimbursed by the Companies from among the ten (10) largest accounting firms in the United States as determined by gross revenues, not then-engaged as the Companies’ independent public auditor (the “Accounting Firm”), subject to the Eligible Employee’s consent (not to be unreasonably withheld) and the determination of such Accounting Firm will be final and binding on all parties. In making its determination, the Accounting Firm will allocate a reasonable portion of such payments and benefits to the value of any personal services rendered following the Change of Control and the value of any non-competition agreement or similar agreements to the extent that such items reduce the amount of the parachute payment. To the extent permitted under Code Section 409A, such reduction shall first be applied to any severance payments payable under the Plan, in reverse order of receipt, then to the vesting on any equity, with underwater stock options first net withholding, and thereafter any in-the-money stock options starting from the stock options with smallest spread between fair market value and exercise price, and thereafter any restricted stock or restricted stock units.

5.Restrictive Covenants

Notwithstanding anything to the contrary in this Plan, eligibility for receipt of benefits under this Plan shall be contingent upon the Eligible Employee executing and delivering (i) a Release Agreement following the date of the Eligible Termination or Eligible Change of Control Termination that, within 60 days of such Eligible Termination or Eligible Change of Control Termination, has become irrevocable by the Eligible Employee and (ii) a restrictive covenants and cooperation agreement (the “Restrictive Covenants Agreement”) that, within 60 days of the Eligible Termination, has become irrevocable. The date on which the Restrictive Covenants Agreement becomes irrevocable under this subparagraph shall be referred to as the Restrictive Covenants Effective Date. If the Eligible Employee fails to timely execute and deliver the Release Agreement or the Restrictive Covenants Agreement, then the Companies shall have no obligation to pay or provide the benefits provided under this Plan.

6.Administration and Miscellaneous

a.Withholding Taxes. The Companies may withhold from all payments or benefits due to the Eligible Employee hereunder or under any other plan or arrangement of the Companies all taxes which, by applicable federal, state, local or other law, the Companies determine  is required to be withheld therefrom.

b.Code Section 409A. To the extent it provides deferred compensation, it is intended that the Plan comply with the provisions of Code Section 409A.  The Plan will be administered and interpreted in a manner consistent with this intent, and any provision that would cause the Plan to fail to satisfy Code Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Code Section 409A).  Notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or

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tax penalties under Code Section 409A, payment of the amounts payable under the Plan that would otherwise be payable during the six-month period after the date of termination shall instead be paid on the first business day of the first month after the expiration of such six-month period, without interest.  In addition, for purposes of the Plan, each amount to be paid and each installment payment shall be construed as a separate, identified payment for purposes of Code Section 409A.  With respect to expenses eligible for reimbursement under the terms of this Plan, (i) the amount of such expenses eligible for reimbursement in any taxable year shall not affect the expenses eligible for reimbursement in another taxable year and (ii) any reimbursements of such expenses shall be made no later than the end of the calendar year following the calendar year in which the related expenses were incurred, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Code Section 409A.

c.ERISA.  To the extent the Plan provides deferred compensation, it is an unfunded plan primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  As such, this Plan shall be exempt from the participation and vesting requirements of Part 2 of Title I of the ERISA, the funding requirements of Part 3 of Title I of ERISA, and the fiduciary requirements of Part 4 of Title I of ERISA.

d.Claims Procedure.

(1)Filing for a Claim.  Each individual eligible for benefits under this Plan (“Claimant”) may submit his or her application for benefits (“Claim”) to the Committee (or to such other person as may be designated by the Committee) in writing in such form as is provided or approved by the Committee or its delegate.  A Claimant shall have no right to seek review of a denial or benefits, or to bring any action in any court to enforce a Claim, prior to his filing a Claim and exhausting his rights to review hereunder. When a Claim has been filed properly, it shall be evaluated and the Claimant shall be notified of the approval or the denial of the Claim within 90 days after the receipt of such Claim.  A Claimant shall be given a written notice in which the Claimant shall be advised as to whether the Claim is granted or denied, in whole or in part.  If a Claim is denied, in whole or in part, the notice shall contain (i) the specific reasons for the denial, (ii) references to pertinent provisions of this Plan on which the denial is based, (iii) a description of any additional material or information necessary to perfect the Claim and an explanation of why such material or information is necessary, and (iv) the Claimant’s right to seek review of the denial.

(2)Review of Claim Denial.  If a Claim is denied, in whole or in part, or if a Claim is neither approved nor denied within the 90-day period specified above, the Claimant shall have the right, within 60 days after receipt of such denial (or after such 90-day period without approval or denial of the Claim), (i) to request that the Committee (or its delegate) review the denial or the failure to approve or deny the Claim, (ii) to review pertinent documents, and (iii) to submit issues and comments in writing to the Committee or its delegate.  Within 60 days after  such request is received, the Committee (or its delegate) shall complete its review and give the Claimant written notice of its decision.  The Committee shall include in its notice to Claimant the specific reasons for its decision and references to provisions of this Plan on which its decision is based.

(3)Statute of Limitations.  To the extent a Claim is denied, in whole or in part, pursuant to this Section 6.d., any civil action related to such Claim must be brought within 180 days of the earlier of (i) the date the Committee denies the reviewed Claim, or (ii) the expiration of the 60-day period after the review request is received.

e.Waiver of Breach. No waiver by any party hereto of a breach of any provision of the Plan by any other party, or of compliance with any condition or provision of the Plan to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time.  The failure of any party hereto to take any action by reason of such breach will not deprive such parry of the right to take action at any time while such breach continues

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f.Amendment and Termination. The Board may amend or terminate the Plan at any time; provided, however that no amendment of the Plan which is adopted on or after a Change of Control or during the 180-day period immediately preceding a Change of Control shall directly or indirectly adversely affect any Eligible Employee’s rights and benefits under the Plan without the written consent of such Eligible Employee  and further provided, that the Plan may not be terminated with respect to an Eligible Employee after the Eligible Employee’s Eligible Termination or Eligible Change of Control Termination; and further provided, that upon and after a Change of Control, the Plan may not be terminated prior to the second anniversary of the occurrence of such Change of Control. Notwithstanding the foregoing, the Board may unilaterally amend the Plan to comply with Section 6(b).

g.Administration. The Committee shall be responsible for administering this Plan. The Committee has the exclusive right, power and authority, in its sole and absolute discretion, to administer and interpret the Plan and other Plan documents. The Committee has all powers reasonably necessary to carry out its responsibilities under the Plan, including but not limited to the sole and absolute discretionary authority to (i) administer the Plan according to its terms and to interpret Plan policies and procedures; (ii) resolve and clarify inconsistencies, ambiguities and omissions in the Plan document and among and between the Plan document and other related documents; (iii) take all actions and make all decisions regarding questions of coverage, eligibility and entitlement to benefits, and benefit amounts; (iv) process and approve or deny all claims for benefits; and (v) employ attorneys, consultants, accounts, agents and other individuals, any of whom may be an employee of the Companies, and the Committee, the Companies, and their officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such individuals.  All actions taken by the Committee, and all interpretations and determinations made by the Committee on any disputes arising under the Plan, including but not limited to questions of construction, interpretation and administration shall be final, conclusive and binding upon the Eligible Employees, the Companies, and all other persons having an interest in or under the Plan. Any determination made by the Committee shall be given deference in the event the determination is subject to judicial review and shall be overturned by a court of law only if it is arbitrary and capricious.

h.Binding Agreement; Successors. In the event of any Change of Control, the provisions of this Plan shall be binding upon the surviving corporation, and such surviving corporation shall be treated as Holding and the Company. This Plan shall inure to the benefit of and be enforceable by the Eligible Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If an Eligible Employee dies while any amounts would be payable to the Eligible Employee hereunder had the Eligible Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such person or persons appointed in writing by the Eligible Employee to receive such amounts or, if no person is so appointed, to the Eligible Employee’s estate.

i.Non-Alienation of Benefits.  Benefits payable under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by the Eligible Employee, and any such attempt to dispose of any right to benefits payable under this Plan shall be void.  Notwithstanding anything in this Plan to the contrary, an order determined by the Committee to be a Qualified Domestic Relations Order under ERISA shall be complied with.

j.Unfunded Plan. Eligible Employees shall have no right, title or interest whatsoever in or to any investments that the Companies may make to aid it in meeting its obligations under this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Companies and any Eligible Employee, beneficiary, legal representative or any other individual. To the extent that any individual acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Companies. All payments to be made hereunder shall be paid from the general funds of the Companies, and no special or separate fund shall be

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established, and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan.

k.Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

l.Non-duplication of Benefits; Recoupment.   Payments and benefits provided under the Plan shall be in lieu of any termination or severance payments or benefits for which the Eligible Employee may be eligible under any of the plans or policies of the Companies or any agreement between an individual and any of the Companies, or under the Worker Adjustment Retraining Notification Act of 1988 or any similar statute or regulation.  Any amounts paid or provided under the Plan shall be subject to the Companies' policies regarding recoupment as in effect from time to time.

m.Governing Law and Interpretation.   The law of the State of Illinois shall govern this Plan without giving effect to its conflict of law principles. Should a court of competent jurisdiction find that any provision of this Plan is void, voidable, illegal, or unenforceable, no other provision shall be affected thereby and the balance shall be interpreted in a manner that gives effect to the intent of the parties. The normal rules of construction hold that all ambiguities are construed against the drafting party will not apply to the interpretation of this Plan.

[Signature Page Follows]

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Executed this 18th day of July, 2016.

Essendant Inc. By:___________________________ Its: President and Chief Executive Officer	Essendant Management Services LLC By:____________________________ Its: President and Chief Executive Officer

Essendant Co.

By:_________________________

Its: President and Chief Executive Officer

85662799\V-8

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